EXHIBIT 12.1

OccuLogix, Inc. and Consolidated Subsidiaries

Computation of Deficiency in the Coverage of Fixed Charges by Earnings Before Fixed Charges

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Earnings before fixed charges:
Loss from continuing operations before income taxes, minority interest and income/(loss) from equity investees	$(38,655)	$(83,434)	$(163,473)	$(21,843)	$(2,470)
Add fixed charges	874	288	—	24	73
Add amortization of capitalized interest	—	—	—	—	—
Add distributed income of equity investees	—	—	—	—	—
Subtract capitalized interest	—	—	—	—	—
Loss before fixed charges	$(37,781)	$(83,146)	$(163,473)	$(21,819)	$(2,397)
Fixed charges:
Interest Expense	$17	$15	$—	$24	$73
Amortization of debt expense	857	273	—	—	—
Estimate of interest expense within rental expense	—	—	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—
Total fixed charges	$874	$288	$—	$24	$73
Deficiency of earnings available to cover fixed charges	$(38,655)	$(83,434)	$(163,473)	$(21,843)	$(2,470)